Member News

No. 09-02
January 12, 2009

To All Members:

As promised during my December 23, 2008 letter to you regarding the Bank’s decision to suspend dividend payments and the repurchase of excess capital stock, I invite you to join us for an audio and Web conference this Friday, January 16, 2009 at 9:30 a.m. Eastern time.

In this conference, we will be discussing that recent decision, and will also touch upon overall market conditions and the impact on FHLBank Pittsburgh and the FHLBank System as a whole.

Our audio and Web conference will feature a Question and Answer period. While certain third-party stakeholders of the Bank may participate in the call, only members will be permitted to ask questions. A transcript of the complete conference, including Q&A, will be available on the Bank’s public Web site, www.fhlb-pgh.com, early in the week of January 19, 2009.

You may register for Friday’s audio and Web conference and submit advance questions by clicking on the link at the end of this letter; we encourage you to read the balance of this correspondence before doing so.

Since late last week, the Bank has received a number of inquiries in response to the Special Comment issued January 9, 2009 by Moody’s Global Banking entitled, “Rating Implications on the Federal Home Loan Banks from Other-than-Temporary Impairments.” The Comment correctly reported that FHLBanks are currently facing the potential for accounting impairments on their private label mortgage-backed securities (MBS) portfolios. At issue are the potential implications of unrealized losses related to private label MBS that may ultimately be recognized as “other than temporary impairments” (OTTI) for accounting purposes.

In its Comment, Moody’s states in its opening remarks that “true economic losses embedded in these securities total less than $1 billion (across the System) and are manageable given the FHLBanks’ capital levels.” However, it also adds that if a Bank were to fall below its minimum capital requirement, its stand-alone rating may be affected.

As various news organizations continue to put their own interpretations on the Moody’s Comment, we wanted to share it with you so that you might have the full tenor and perspective of Moody’s commentary. Please see Moody’s Comment within the attachment.

Just before the holidays, FHLBank Pittsburgh CFO Kris Williams wrote to Christopher Cox, Chairman of the Securities and Exchange Commission, concerning the ongoing uncertainty across the financial community, including the FHLBanks, over the application of the OTTI accounting rules in an environment in which the fair values of MBS often do not even remotely represent the economics of the underlying cash flows (SEC letter attachment).

In addition to Kris’ letter to Chairman Cox, the twelve FHLBank Presidents have also directed correspondence on this issue to the Financial Accounting Standards Board (FASB letter attachment).

As discussed above, this is an accounting, not an economic issue. Currently, we believe that a significant portion of unrealized losses on private label MBS in our portfolio are due to illiquidity in the marketplace and not the underlying credit quality of these securities. We have both the intent and ability to hold them to maturity.

As we have stated previously, we are doing everything we can to safeguard your investment in your cooperative. Our recent decision to voluntarily suspend the dividend and repurchasing of excess stock until further notice reflects our desire to continue to strengthen our balance sheet. We believe that we can best serve our primary mission of providing liquidity to our members and protecting our members’ investment in the Bank by doing so. We maintain our resolve to serve you capably during all economic cycles.

We encourage you to register today so that you may participate in Friday’s audio and Web conference. Please note: you may submit your specific questions within the dialogue box on the registration page by the close of business, Wednesday, January 14, 2009. To register, click here.

We look forward to your participation in Friday’s conference.

Sincerely,

John R. Price
President and Chief Executive Officer

This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will,” “plan,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.